United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                              (Amendment No. _1_)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              THE MEDICINES COMPANY
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    58468810
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No. 58468810                                                                       Page 2 of 16 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons


         Alta Partners
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization


         California
-------------------------------------------------------------------------------------------------------------------
                                               Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,581,425
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,581,425

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

            2,581,425                       Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           7.4%                                 Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.58468810                                                                        Page 3 of 16 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons


         Alta BioPharma Partners, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
----------------------------------------------------------------------------------------------------------
                                               Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,581,425
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,581,425

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

           2,581,425                                    Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

           7.4%                                         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------


CUSIP No. 58468810                                                                Page 4 of 16 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons


         Alta BioPharma Management Partners, LLC.
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
----------------------------------------------------------------------------------------------------------
                                               Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power         2,581,425
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       -0-
Person With
                                                     (7)      Sole Dispositive Power    2,581,425

                                                     (8)      Shared Dispositive Power  -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

          2,581,425                                     Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


----------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.4%                                           Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
----------------------------------------------------------------------------------------------------------

CUSIP No. 58468810                                                                 Page 5 of 16 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons


         The Medicines Company Chase Partners (Alta Bio), LLC
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
----------------------------------------------------------------------------------------------------------
                                               Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,581,425
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,581,425

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person


         2,581,425                                       Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


----------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)


         7.4%                                           Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person


                  CO
----------------------------------------------------------------------------------------------------------


CUSIP No.  58468810                                                                     Page 6 of 16 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons


         Alta Embarcadero BioPharma Partners, LLC
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
----------------------------------------------------------------------------------------------------------
                                               Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,581,425
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,581,425

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,581,425                                      Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


----------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.4%                                           Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
----------------------------------------------------------------------------------------------------------

CUSIP No.  58468810                                                                     Page 7 of 16 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons


         Alta/Chase BioPharma Management, LLC
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
----------------------------------------------------------------------------------------------------------
                                               Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,581,425
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,581,425

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,581,425                                      Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


----------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.4%                                           Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
----------------------------------------------------------------------------------------------------------

CUSIP No.  58468810                                                                      Page 8 of 16 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
----------------------------------------------------------------------------------------------------------
                                               Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,581,425
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,581,425

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,581,425                                      Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


----------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.4%                                           Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
----------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 58468810                                                               Page 9 of 16 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons


         Garrett Gruener
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
----------------------------------------------------------------------------------------------------------
                                               Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,581,425
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,581,425

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,581,425                                      Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


----------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.4%                                           Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
----------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 58468810                                                               Page 10 of 16 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons


         Daniel Janney
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
----------------------------------------------------------------------------------------------------------
                                               Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,581,425
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,581,425

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,581,425                                      Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


----------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.4%                                           Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
----------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  58468810                                                               Page 11 of 16 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons


         Alix Marduel
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
----------------------------------------------------------------------------------------------------------
                                               Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,581,425
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,581,425

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,581,425                                      Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


----------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.4%                                           Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
----------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  58468810                                                              Page 12 of 16 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)     X

----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
----------------------------------------------------------------------------------------------------------
                                               Please see Attachment A

Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       2,581,425
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  2,581,425

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,581,425                                      Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


  (11)   Percent Of Class Represented By Amount In Row (11)

         7.4%                                           Please see Attachment A
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
----------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)      Name of Issuer: The Medicines Company ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  One Cambridge Center
                  Cambridge, MA  02142


Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta BioPharma Partners, L.P. ("ABP")
         Alta BioPharma Management Partners, LLC. ("ABMP")
         Alta Embarcadero BioPharma Partners, LLC ("AEBP")
         The Medicines Company Chase Partners (Alta Bio), LLC ("MCCP") Alta/Chase BioPharma Management, LLC ("ACMP")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Dan Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")

 (b)     Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP       -       California
                           ABP      -       Delaware
                           ABMP             Delaware
                           AEBP             California
                           MCCP             Delaware
                           ACMP             Delaware

         Individuals:      JD               United States
                           GG               United States
                           DJ               United States
                           AM               United States
                           GN               United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:  58468810

(f)      Item 3.  Not applicable.

Item 4         Ownership.

                                               Please see Attachment A
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

                                         AP         ABP         ABMP         AEBP         MCCP          ACMP
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------
(a)     Beneficial Ownership         2,581,425   2,581,425    2,581,425   2,581,425    2,581,425      2,581,425
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

(b)     Percentage of Class             7.4%        7.4%        7.4%         7.4%         7.4%          7.4%
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

(c)     Sole Voting Power               -0-         -0-          -0-         -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

        Shared Voting Power          2,581,425   2,581,425    2,581,425   2,581,425    2,581,425      2,581,425
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

        Sole Dispositive Power          -0-         -0-          -0-         -0-          -0-            -0-
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

        Shared Dispositive Power     2,581,425   2,581,425    2,581,425   2,581,425    2,581,425      2,581,425
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

                                         JD          GG          DJ           AM           GN
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

(a)     Beneficial Ownership         2,581,425   2,581,425    2,581,425   2,581,425    2,581,425
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

(b)     Percentage of Class             7.4%        7.4%        7.4%         7.4%         7.4%
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

(c)     Sole Voting Power               -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

        Shared Voting Power          2,581,425   2,581,425    2,581,425   2,581,425    2,581,425
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

        Sole Dispositive Power          -0-         -0-          -0-         -0-          -0-
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------

        Shared Dispositive Power     2,581,425   2,581,425    2,581,425   2,581,425    2,581,425
------- ---------------------------- ----------- ----------- ------------ ----------- ------------- --------------


Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                             Signature


         After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    January 29, 2002



ALTA PARTNERS                                        ALTA BIOPHARMA PARTNERS, L.P.

                                                     By:  Alta BioPharma Management Partners, LLC


By:      /s/ Jean Deleage                            By:      /s/ Alix Marduel
   -----------------------------------------            ------------------------------------
         Jean Deleage, President                              Alix Marduel, Managing Director


ALTA BIOPHARMA MANAGEMENT PARTNERS, LLC              ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC



By:      /s/ Alix Marduel                            By:      /s/ Jean Deleage
   ------------------------------------------------     ------------------------------------
         Alix Marduel, Member                                 Jean Deleage, Member


THE MEDICINES COMPANYCHASE PARTNERS (ALTA BIO), LLC  ALTA/CHASE BIOPHARMA MANAGEMENT, LLC
By: Alta/Chase BioPharma Management, LLC


By:      /s/ Alix Marduel                            By:      /s/ Alix Marduel
   ------------------------------------------------     ------------------------------------
         Alix Marduel, Member                                 Alix Marduel, Member




         /s/  Jean Deleage                                    /s/  Guy Nohra
---------------------------------------------------  ---------------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener                                  /s/ Alix Marduel
---------------------------------------------------  ---------------------------------------------
         Garrett Gruener                                      Alix Marduel


         /s/  Daniel Janney
---------------------------------------------------
         Daniel Janney

                                             EXHIBIT A

                                     AGREEMENT OF JOINT FILING

         We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

Date:    January 29, 2002


ALTA PARTNERS                                        ALTA BIOPHARMA PARTNERS, L.P.

                                                     By:  Alta BioPharma Management Partners, LLC


By:      /s/ Jean Deleage                            By:      /s/ Alix Marduel
   -----------------------------------------            -----------------------------------------
         Jean Deleage, President                              Alix Marduel, Managing Director


ALTA BIOPHARMA MANAGEMENT PARTNERS, LLC              ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC



By:      /s/ Alix Marduel                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Alix Marduel,  Member                                Jean Deleage, Member


THE MEDICINES COMPANYCHASE PARTNERS (ALTA BIO), LLC  ALTA/CHASE BIOPHARMA MANAGEMENT, LLC
By: Alta/Chase BioPharma Management, LLC


By:      /s/ Alix Marduel                            By:      /s/ Alix Marduel
   -----------------------------------------            -----------------------------------------
         Alix Marduel, Member                                 Alix Marduel, Member




         /s/ Jean Deleage                                     /s/ Guy Nohra
--------------------------------------------         --------------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener                                  /s/ Alix Marduel
--------------------------------------------         --------------------------------------------
         Garrett Gruener                                      Alix Marduel


         /s/  Daniel Janney
--------------------------------------------
         Daniel Janney

                                  Attachment A


Alta Partners provides investment advisory services to several venture capital funds including Alta BioPharma Partners L.P., The Medicines Company Chase Partners (Alta Bio) LLC and Alta Embarcadero BioPharma Partners, LLC. Alta BioPharma Partners L.P. beneficially owns 1,425,594 shares of Common Stock and Warrants for 178,987 shares of Common Stock. The Medicines Company Chase Partners (Alta Bio) LLC beneficially owns 814,149 shares of Common Stock and Warrants for 102,218 shares of Common Stock. Alta Embarcadero BioPharma Partners, LLC beneficially owns 53,731 shares of Common Stock and Warrants for 6,746 shares of Common Stock. The respective general partners and managing members of Alta BioPharma Partners, L.P., The Medicines Company Chase Partners (Alta Bio) LLC and Alta Embarcadero BioPharma Partners, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain Principals of Alta Partners are managing directors of Alta BioPharma Management Partners, LLC and Alta/Chase Management Partners LLC (the general partner of Alta BioPharma Partners L.P. and the managing members of The Medicines Company Chase Partners (Alta Bio) LLC respectively. As managing directors, they may be deemed to share voting and investment powers of the shares held by the fund. These principals disclaim beneficial ownership of all such funds held by the aforementioned fund, except to the extent of their proportionate pecuniary interests therein.

Mr. Jean Deleage is a managing director of Alta BioPharma Management Partners, LLC (which is the general partner of Alta BioPharma Partners, L.P.), a managing director of Alta/Chase Management Partners LLC (which is the managing member of The Medicines Company Chase Partners (Alta Bio), LLC) and a member of Alta Embarcadero BioPharma Partners, LLC. Thus he shares voting and dispositive powers of over the 1,425,594 shares of Common Stock and the Warrants for 178,987 shares of Common Stock beneficially owed by Alta BioPharma Partners, L.P.; the 814,149 shares of Common Stock and the Warrants for 102,218 shares of Common Stock beneficially owned by The Medicines Company Chase Partners (Alta Bio), LLC; and the 53,731 share of Common Stock and the Warrants for 6,746 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC. Mr. Deleage disclaims beneficial ownership of the shares held by the aforementioned funds except to the extent of his proportionate pecuniary interests therein.

Mr. Garrett Gruener is a managing director of Alta BioPharma Management Partners, LLC (which is the general partner of Alta BioPharma Partners, L.P.), a managing director of Alta/Chase Management Partners LLC (which is the managing member of The Medicines Company Chase Partners (Alta Bio), LLC) and a member of Alta Embarcadero BioPharma Partners, LLC. Thus he shares voting and dispositive powers of over the 1,425,594 shares of Common Stock and the Warrants for 178,987 shares of Common Stock beneficially owed by Alta BioPharma Partners, L.P.; the 814,149 shares of Common Stock and the Warrants for 102,218 shares of Common Stock beneficially owned by The Medicines Company Chase Partners (Alta Bio), LLC; and the 53,731 share of Common Stock and the Warrants for 6,746 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC. Mr. Gruener disclaims beneficial ownership of the shares held by the aforementioned funds except to the extent of his proportionate pecuniary interests therein.

                                                     Page 1 of 2 of Attachment A

                                                     Page 2 of 2 of Attachment A


Mr. Daniel Janney is a managing director of Alta BioPharma Management Partners, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and a managing director of Alta/Chase Management Partners LLC (which is the managing member of The Medicines Company Chase Partners (Alta Bio), LLC). Thus he shares voting and dispositive powers of over the 1,425,594 shares of Common Stock and the Warrants for 178,987 shares of Common Stock beneficially owed by Alta
BioPharma Partners, L.P., and the 814,149 shares of Common Stock and the Warrants for 102,218 shares of Common Stock beneficially owned by The Medicines Company Chase Partners (Alta Bio), LLC. Mr. Janney disclaims beneficial ownership of the shares held by the aforementioned funds except to the extent of his proportionate pecuniary interests therein.

Dr. Alix Marduel is a managing director of Alta BioPharma Management Partners, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and a managing director of Alta/Chase Management Partners LLC (which is the managing member of The Medicines Company Chase Partners (Alta Bio), LLC). Thus he shares voting and dispositive powers of over the 1,425,594 shares of Common Stock and the Warrants for 178,987 shares of Common Stock beneficially owed by Alta
BioPharma Partners, L.P., and the 814,149 shares of Common Stock and the Warrants for 102,218 shares of Common Stock beneficially owned by The Medicines Company Chase Partners (Alta Bio), LLC. Dr. Marduel disclaims beneficial ownership of the shares held by the aforementioned funds except to the extent of her proportionate pecuniary interests therein.

Mr. Guy Nohra is a managing director of Alta BioPharma Management Partners, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and a managing director of Alta/Chase Management Partners LLC (which is the managing member of The Medicines Company Chase Partners (Alta Bio), LLC). Thus he shares voting and dispositive powers of over the 1,425,594 shares of Common Stock and the Warrants for 178,987 shares of Common Stock beneficially owed by Alta BioPharma Partners, L.P., and the 814,149 shares of Common Stock and the Warrants for 102,218 shares of Common Stock beneficially owned by The Medicines Company Chase Partners (Alta
Bio), LLC. Mr. Nohra disclaims beneficial ownership of the shares held by the aforementioned funds except to the extent of his proportionate pecuniary interests therein

Alta Partners is a venture capital company with an office in San Francisco. Alta Partners is California Corporation. Alta BioPharma Partners, L.P. is a Delaware Limited Partnership, The Medicines Company Chase Partners (Alta Bio), LLC is a Delaware Limited Liability Company, and Alta Embarcadero BioPharma Partners, LLC is a California Limited Liability Company.